EXHIBIT 23.1



              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



The Board of Directors
Commercial Credit Company:


We consent to the incorporation by reference in the registration statement on Form S-3 of our report dated January 16, 1996 which is included in the 1995 Annual Report on Form 10-K of Commercial Credit Company incorporated herein by reference, and to the reference to our firm under the heading "Experts" in the registration statement. Our report refers to changes in the Company's method of accounting for certain investments in debt and equity securities in 1994, and methods of accounting for postretirement benefits other than pensions and accounting for postemployment benefits in 1993.




/s/ KPMG Peat Marwick LLP

Baltimore, Maryland
October 2, 1996